Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THE EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement"), dated May 16, 2010_, is by and between _JIANPING CHEN ("Employee") and DONGSHENG PHARMACEUTICAL INTERNATIONAL INC. ("Employer").

R E C I T A L S:

WHEREAS, Employer desires to employ Employee as CHIEF FINANCIAL OFFICER and the Employee desires to be so employed in such position;

THEEFORE, in consideration of the mutual covenants and conditions, Employee and Employer agree as follows:

ARTICLE I

Term

1.1 Term. The term of the Agreement shall be for Three (3) YEARS     with an open option as set forth herein and shall be effective as of _May 14, 2010_, and shall terminate on _May 13, 2013, unless extended by mutual agreement of the parties. Upon mutual agreement of the parties, the Agreement may be extended for an additional period upon written notice given to Employee not less than six (6) months prior to the termination of the Agreement.

ARTICLE II

Compensation

2.1 Compensation. For all services rendered by Employee, Employer shall pay Employee the salary commencing on May 14, 2010 of RMB 500,000 (FIVE HUNDRED THOUSAND CHINESE YUAN) per year. Employer and Employee recognize that Employee's salary shall be increased at a reasonable annual rate during the term of the Agreement.

2.2 Earned Monetary Bonuses. Employee shall be entitled to an annual bonus as determined by the Company's Board of Directors (“The Board”)

2.3 Stock Option Consideration. Employee, as partial consideration for her services, shall be granted an initial signing Stock Option of 150,000 shares within thirty (30) days of the execution of this Agreement (“the initial stock option grant date”), at an exercise price equal to the average closing bid price of the common stock (as reported by Bloomberg L.P.) on the OTC Bulletin Board for the three (3) trading days prior to the exercise date. Employee shall be entitled to annual stock option grant as determined by the Board.

A.
Vesting. The Stock Options shall vest and become exercisable in three equal annual installments on the first, second and third anniversaries of the Grant Date, so long as the Employee has remained continuously employed by the Employer from the Grant Date through such dates. The Stock Options shall be exercisable on any date to the extent vested and outstanding on such date.

B.
Termination of Employment. (a) In the event of the Employee's Termination of Employment by the Employer without course, refer to article 8.2. (b) In the event of the Employee’s termination by the Employee herself, any portion of the stock option that has not vested as of the date of the Employee’s termination shall be forfeited.

2.5 Employee Benefits. Employee shall be entitled to the following:

A. Health Insurance. Employer shall provide and pay for health and dental for Employee and her family with an insurance carrier of Employee's choice. The benefits offered under the paragraph shall include a standard executive employee health and dental insurance program.

B. House Allowance. Employer shall provide house allowance in the annual amount of RMB 200,000 (TWO HUNDRED THOUSAND CHINESE YUAN), payable in equal monthly payment.

C. Expenses. Employee may incur reasonable expenses for promoting Employer's business, including expenses for entertainment, travel and similar items. Employer will reimburse Employee for all such reasonable expenses upon Employee's presentation of an itemized account of such expenditures.

D. Vacations. Employee shall be entitled each year to "Travel on home leave" of 15 business days and “Sick leave” of 12 days. Given Employee is currently based in United States, Employee shall be entitled to USA holidays unless otherwise arranged.

ARTICLE III

Duties of Employee

3.1 Duties. Employee is engaged as financial activities; and Shall have authority over such decision-making and managerial duties regarding the business of Employer; and shall supervise and direct all of the business of Employer according to business plans and strategies provided by Employer, reporting to the CEO and the Board.

3.2 Extent of Services. Employee shall devote so much of her productive time, ability and attention to the business of the Company as is necessary to fulfill her duties; and shall perform all such duties in a professional, ethical and businesslike manner.

3.3 Regulations. Employee agrees to comply with all US federal, state and Chinese laws, ordinances, and regulations in the conduct of her business on behalf of Employer.

ARTICLE IV

Duties of Employer

4.1 Payment of Compensation and Provision of Benefits. During the terms Hereof, Employer agrees to pay all compensation, benefits, allowances and paid leave due to Employee as set forth herein.

ARTICLE V

Disability; Death during Employment

5.1 Giving Birth. The employee is entitled to three (3) months of maternity leave, one (1) extra month of maternity leave if age requirement is met, and one (1) month leave for nursing needs, during which the compensation payable to her shall be hundred percent (100%) of Employee's then current salary.

5.2 Death or injury during Employment. Employer shall purchase travel accident insurance for the Employee. If Employee dies or injures during business travel during the term of employment, Insurance carrier shall pay to the beneficiary designated by the Employee.

ARTICLE VI

Confidential Information; Trade Secrets; Proprietary Rights

6.1 Confidentiality. Employee hereby acknowledges that she has received Information regarding the business of Employer, including but not limited to Customer lists, product information, business strategy, which is confidential information. The parties hereto recognize and acknowledge that the Confidential Information is proprietary and integral to Employer's business and agrees to keep such Confidential Information confidential and not disclose the same to any third person, corporation and/or entity for a period of two (2) years subsequent to the termination of the Agreement.

6.2 Products. All products relating to Employer's business, designed, Improved or enhanced by Employee, will be the sole property of Employer and Employee will not be allowed to possess or use them unless Employer agrees in writing. Whenever requested to do so by Employer, Employee will execute any and all applications, assignments or othe instruments that Employer deems necessary to protect Employer's interests theein.

ARTICLE VII

Non-Competition

7.1 Non-Competition. During Employee's term of employment set forth in the Agreement, and for a period of one (1) year theeafter, Employee will not directly or indirectly be an owner, partner, director, manager, officer or employee or othewise render services or be associated with any business that competes with Employer.

ARTICLE VIII

Termination / Note Purchase

 8.1 Termination with Cause. With cause, Employer may terminate the Agreement upon ninety (90) days notice to Employee. In such event, Employee shall continue to render her services and shall be paid her regular compensation up to the date of termination. For purposes of the Agreement, termination "with cause" shall be for any of the following: (1) conduct by the Employee in connection with his employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (2) the willful misconduct of the Employee; (3) the willful and continued failure of the Employee to perform the Employee's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (4) the commission by the Employee of any felony or any crime involving moral turpitude; (5) violation of any material policy of the Employer or any material provision of the Employer's code of conduct, employee handbook or similar documents; or (6) any material breach by the Employee of any provision of this Agreement or any other written agreement entered into by the Employee with the Employer.

8.2 Termination without Cause. Employer may terminate Employee without cause upon ninety (90) days written notice. Upon termination without cause by employer, Employee shall be entitled to cash compensation equal to nine (9) months of then existing base salary of Employee, and nine (9) months worth of pro-rated stock option.

ARTICLE IX

General Provisions

9.1. Waiver of Breach. The waiver by Employer of breach of any provisions of the Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

9.3 Modification. The Agreement may not be modified, changed or altered orally but only by an agreement in writing signed by the party against an enforcement of any waiver, change, modification, extension or discharge as sought.

9.4. Governing Law. The Agreement shall be governed by and construed under the laws of People’s Republic of China.

IN WITNESS WHEREOF, the parties executed the Agreement as of the date first written above.

EMPLOYEE	EMPLOYER BY:

Jianping Chen	Xiaodong Zhu

DATE	DATE

May 16, 2010	May 16, 2010

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